Exhibit 99.1

Steve Madden Announces Third Quarter 2014 Results

LONG ISLAND CITY, N.Y., October 30, 2014 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2014.

For the Third Quarter 2014:

•	Net sales were $392.0 million compared to $394.8 million in the same period of 2013.
•	Gross margin was 34.7% as compared to 35.4% in the same period last year.
•	Operating expenses as a percentage of sales were 20.9% compared to 19.4% of sales in the same period of 2013.
•	Operating income totaled $59.3 million, or 15.1% of net sales, compared with operating income of $68.1 million, or 17.2% of net sales, in the same period of 2013.
•	Net income was $39.2 million, or $0.62 per diluted share, compared to $44.0 million, or $0.66 per diluted share in the prior year’s third quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “As previously reported, business during the third quarter was softer than we anticipated, particularly in our retail segment, as we continue to be impacted by a lack of significant fashion footwear trends on which to capitalize. While near-term business trends are challenging, we are excited about the steps we took in the quarter to position the Company for long-term growth. In August, we added a powerful contemporary footwear brand to our portfolio with the acquisition of Dolce Vita, and in September, we signed a definitive agreement to acquire our Mexican licensee, an important move in our continued international expansion.”

Third Quarter 2014 Segment Results

Net sales from the wholesale business were $343.3 million in the third quarter compared to $345.9 million in the third quarter of 2013. Excluding the results of Dolce Vita, wholesale net sales decreased 4.9% compared to the prior year period. Gross margin in the wholesale business decreased to 31.3% compared to 31.9% in last year’s third quarter, due to the impact from Dolce Vita as well as increased markdown allowances.

Retail net sales were $48.7 million compared to $48.9 million in the third quarter of the prior year. The decrease in net sales was due to a same store sales decrease of 7.4%, offset by an increase in net sales resulting from the net opening of 11 new stores since the end of the third quarter last year. Increased promotional activity resulted in retail gross margin of 58.9% in the third quarter of 2014 compared to 60.2% in the third quarter of 2013.

During the third quarter, the Company opened four outlet stores and acquired the Dolce Vita Internet store. The Company also acquired, through a 50.1% interest in its South African joint venture, four Steve Madden stores in South Africa. Including the stores in South Africa, the Company ended the quarter with 133 company-operated retail locations, including 28 outlets and four Internet stores.

The effective tax rate for the quarter of 35.0% compares to 36.5% in the third quarter of the prior year.

Balance Sheet and Cash Flow

During the quarter, the Company repurchased approximately 1.1 million shares of the Company’s common stock for $36.1 million.

As of September 30, 2014, cash, cash equivalents, and current and non-current marketable securities totaled $189.5 million.

Company Outlook

As previously announced, factoring in the recent acquisition of Dolce Vita and current expectations for the remainder of the year, for fiscal year 2014, the Company expects that net sales will increase 1% to 2% over net sales in 2013. Diluted EPS for fiscal year 2014 is expected to be in the range of $1.81 to $1.86.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the third quarter earnings conference call scheduled for today, Thursday, October 30, 2014, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 1215219, and will be available until November 30, 2014.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden®, Steven by Steve Madden®, Madden Girl®, Freebird by Steven®, Stevies®, Betsey Johnson®, Dolce Vita®, DV by Dolce Vita®, Brian Atwood®, B Brian Atwood®, Report Signature®, Report®, Big Buddha®, Wild Pair®, Cejon® and Mad Love®, the Company is the licensee of various brands, including Olsenboye® for footwear, handbags and belts and Superga® and l.e.i.® for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 133 retail stores (including the Company’s four Internet stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net sales	$391,992	$394,791	$992,331	$971,341
Cost of sales	255,895	255,088	640,826	618,463
Gross profit	136,097	139,703	351,505	352,878
Commission and licensing fee income, net	5,103	4,937	11,461	13,002
Operating expenses	81,867	76,543	227,328	215,734
Income from operations	59,333	68,097	135,638	150,146
Interest and other income, net	1,132	1,308	3,218	3,213
Income before provision for income taxes	60,465	69,405	138,856	153,359
Provision for income taxes	21,163	25,323	47,385	56,242
Net income	39,302	44,082	91,471	97,117
Net income (loss) attributable to noncontrolling interest	54	90	584	769
Net income attributable to Steven Madden, Ltd.	$39,248	$43,992	$90,887	$96,348

Basic income per share	$0.64	$0.68	$1.47	$1.48
Diluted income per share	$0.62	$0.66	$1.42	$1.44

Basic weighted average common shares outstanding	61,019	64,450	61,936	64,926
Diluted weighted average common shares outstanding	63,215	66,860	64,184	67,062

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	September 30, 2014	December 31, 2013	September 30, 2013
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$169,911	$180,275	$122,426
Marketable securities (current & non current)	19,562	111,858	112,279
Accounts receivables, net	260,433	185,423	249,706
Inventories	103,151	73,696	99,668
Other current assets	31,051	36,660	31,981
Property and equipment, net	63,092	56,606	54,197
Goodwill and intangibles, net	274,848	225,695	228,337
Other assets	12,484	10,028	8,547
Total assets	$934,532	$880,241	$907,141

Accounts payable	$118,817	$99,126	$127,800
Contingent payment liability (current & non current)	29,558	34,795	39,699
Other current liabilities	73,724	44,682	55,056
Other long term liabilities	26,754	22,798	12,031
Total Steven Madden, Ltd. stockholders’ equity	685,390	678,517	672,434
Noncontrolling interest	289	323	121
Total liabilities and stockholders’ equity	$934,532	$880,241	$907,141

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2014	September 30, 2013

Net cash provided by operating activities	$75,699	$58,089

Investing Activities
Purchases of property and equipment	(12,605)	(16,366)
Purchases / sales of marketable securities, net	94,873	(20,402)
Acquisition, net of cash acquired	(62,676)	—
Net cash provided by/(used in) investing activities	19,592	(36,768)

Financing Activities
Common stock share repurchases for treasury	(101,751)	(69,465)
Payment of contingent liability	(8,475)	(7,420)
Proceeds from exercise of stock options	2,940	4,935
Tax benefit from the exercise of stock options	1,631	4,278
Net cash used by financing activities	(105,655)	(67,672)

Net decrease in cash and cash equivalents	(10,364)	(46,351)

Cash and cash equivalents - beginning of period	180,275	168,777

Cash and cash equivalents - end of period	$169,911	$122,426

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com